INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement of the James Advantage Fund under the Securities Act of 1933, filed under Registration Statement No. 33- 37277 of our report dated August 27, 1997, relating to The Golden Rainbow A James Advised Mutual Fund (predecessor of the Registrant) incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the captions "Independent Auditors" and "Financial Highlights," in such Registration Statement.



/s/
DELOITTE & TOUCHE LLP


Dayton, Ohio
May 15, 1998